Exhibit 5.8

CONSENT OF P. GODIN

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Patrick Godin
By:	Patrick Godin, Eng. ASC
Title:	Chief Operating Officer
Company:	Stornoway Diamond Corporation

Dated:	January 15, 2014